Exhibit 99.1

FOR IMMEDIATE RELEASE

AGILYSYS, INC. REPORTS FISCAL 2005 SECOND-QUARTER RESULTS

•	Sales of $364 million Increase 25 Percent over Last Year’s Second Quarter

•	Net Income of $0.13 Per Diluted Share

CLEVELAND – November 2, 2004 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced its fiscal 2005 second-quarter and first half results for the period ended September 30, 2004. For the quarter, the company’s sales increased 25 percent to $364.4 million compared with $292.7 million for the second quarter last year. Gross margin rose to 13.3 percent of sales from 11.9 percent in the prior year. Net income for the quarter was $3.7 million, or $0.13 per diluted share, compared with a net loss of $3.4 million, or a loss of $0.12 per diluted share in the second quarter last year.

Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “Agilysys continues to have strong performance across all areas of its business. In addition, the acquisitions we made last year are contributing to our results, particularly by improving gross margins.”

Rhein also said, “Solid execution driving continued market share gains are expected to result in the company achieving its previously announced fiscal year sales and earnings expectations.”

Six Months Results
 For the six months ended September 30, 2004, sales were $751.1 million, a 31.2 percent increase over sales of $572.3 million reported for the same period last year. The company recorded net income for the six months of $7.6 million, or $0.27 per diluted share, compared with a loss of $4.8 million, or $0.17 per diluted share last year.

Fiscal 2005 Business Outlook
 Agilysys said based on current business trends it is maintaining previous guidance of sales growth between 20 and 25 percent over fiscal 2004 sales of $1.4 billion. Full-year gross margin is expected to be in the range of 12.8 to 13.1 percent of sales.

Selling, general and administrative expenses are anticipated to be approximately 9.5 percent of sales for fiscal 2005. Net income expectations for the full fiscal year remain in the range of $0.83 to $0.93 per diluted share.

Agilysys also said it expects to incur fiscal 2005 capital expenditures of approximately $2.0 million, depreciation and amortization of approximately $11.7 million and interest expense, net of interest income, of approximately $4.5 million, assuming no additional retirement of its Senior Notes.

Conference Call Information
 A conference call to discuss the quarterly results is scheduled for 11 a.m. ET on Tuesday, November 2, 2004. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com.

A taped replay of the conference call will be available at 1 p.m. ET on Tuesday, November 2, 2004, through midnight ET on Tuesday, November 9, 2004, accessible by dialing 877-344-7529 or 412-858-1440 (event code #831 and passcode #357197).

Forward-Looking Language
 Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
 Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex servers, software, storage and services to resellers and corporate customers across a diverse set of industries. In addition, the company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information, visit the company’s website at www.agilysys.com.

For more information contact:	Martin Ellis
Executive Vice President, Corporate Development
and Investor Relations
Agilysys, Inc.
440-720-8682
martin.ellis@agilysys.com

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AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(In Thousands, Except Share and Per Share Data)	September 30		September 30
	2004	2003	2004	2003
Net Sales	$364,410	$292,683	$751,082	$572,276
Cost of Goods Sold	316,070	257,969	654,077	502,635

Gross Margin	48,340	34,714	97,005	69,641
Operating Expenses
Selling, General, and Administrative	39,228	31,728	78,178	63,374
Restructuring Charges	112	731	301	1,194

Operating Income	9,000	2,255	18,526	5,073
Other (Income) Expense
Other (Income) Expense, net	(187)	(603)	(426)	(550)
Interest Expense, net	880	2,335	2,169	4,798
Loss on Retirement of Debt	—	3,365	—	2,631

Income (Loss) Before Income Taxes	8,307	(2,842)	16,783	(1,806)
Provision for Income Taxes	3,119	(1,133)	6,221	(719)
Distributions on Mandatorily Redeemable Convertible
Trust Preferred Securities, net of Tax	1,351	1,337	2,711	2,667

Income (Loss) from Continuing Operations	3,837	(3,046)	7,851	(3,754)
Loss from Discontinued Operations, net of Tax	96	333	260	1,082

Net Income (Loss)	$3,741	$(3,379)	$7,591	$(4,836)

Earnings (Loss) Per Share – Basic and Diluted
Income (Loss) from Continuing Operations	$0.13	$(0.11)	$0.28	$(0.13)
Loss from Discontinued Operations	—	(0.01)	(0.01)	(0.04)

Net Income (Loss)	$0.13	$(0.12)	$0.27	$(0.17)

Weighted Average Shares Outstanding
Basic	28,056,172	27,440,618	28,035,555	27,745,375
Diluted	28,881,520	27,440,618	28,538,317	27,745,375

Cash Dividends Per Share	$0.03	$0.03	$0.06	$0.06

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts at September 30, 2004 are Unaudited)

(In Thousands)	September 30	March 31
	2004	2004
ASSETS
Current Assets
Cash and Cash Equivalents	$209,363	$149,903
Accounts Receivable, net	250,371	295,272
Inventories, net	53,300	52,236
Deferred Income Taxes	16,455	9,255
Prepaid Expenses	2,169	2,234
Assets of Discontinued Operations	1,078	5,451

Total Current Assets	532,736	514,351
Goodwill and Intangible Assets	180,464	179,975
Investments	19,942	18,819
Other Assets	19,056	11,396
Property and Equipment, net	32,936	35,121

Total Assets	$785,134	$759,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$214,550	$208,115
Accrued Liabilities	39,743	39,047
Liabilities of Discontinued Operations	3,630	4,006

Total Current Liabilities	257,923	251,168
Long-Term Debt	59,723	59,503
Deferred Income Taxes	12,764	4,426
Other Liabilities	10,236	10,150
Mandatorily Redeemable Convertible Trust Preferred Securities	125,425	125,425
Shareholders’ Equity	319,063	308,990

Total Liabilities and Shareholders’ Equity	$785,134	$759,662